UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2006

Modtech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25161	33-0825386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA		92571
(Address of Principal Executive Offices)		(Zip Code)

(951) 943-4014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 3, 2006, Modtech Holdings, Inc. (the "Company") entered into an agreement with the holder of the Company's $25.9 million Senior Subordinated Secured Convertible Note (the "Note"), Amphora Limited, pursuant to which the holder agreed to convert $8,333,333.33 of the principal amount of the Note (the "Conversion Amount") prior to the August 31, 2006 date set forth in the Note. The Note was originally issued in December 2004 in connection with a previously announced private placement of securities by the Company. The Note was subsequently restated and amended.

Under the terms of the Note, the Conversion Amount will be converted into 1,065,643 shares at a conversion price of $7.82 per share. As consideration for the early conversion, the Company agreed to issue the holder approximately 190,000 additional shares of restricted common stock.

In connection with the partial conversion of the Note, the holder agreed to cause the "Letter of Credit Amount" (as defined in the Note) to be reduced by $5 million in accordance with the terms of the Note as if the Company had achieved the performance standards set forth in the Note, as amended, by the August 31, 2006 date. This will result in the release of $5 million of cash collateral to the Company.

Item 3.02	Unregistered Sales of Equity Securities

Modtech Holdings, Inc. (the "Company") will issue 728,900 shares of its common stock (the "Conversion Shares") to the holder of the Company's $25.9 million Senior Subordinated Secured Convertible Note (the "Note") pursuant to the conversion of $5.7 million of the principal amount of the Note today. The partial conversion will take place in accordance with the terms of the agreement described in Item 1.01 above (the "Early Conversion Agreement"). The Conversion Shares will be issued at the conversion price of $7.82 per share. The Company will not receive any gross proceeds from the issuance of the Conversion Shares.

In addition to the Conversion Shares, the Company will issue approximately 190,000 shares of common stock to the holder of the Note in accordance with the terms of the Early Conversion Agreement (the "Additional Shares").

The issuance of the Conversion Shares and the Additional Shares will be made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the securities will be conducted without general solicitation or advertising and will be made only to a single offeree who represented that they were an "accredited investor" under Rule 501 of Regulation D. When issued, the Note will bear a legend that restricts the transfer thereof and the underlying shares in accordance with applicable securities laws. The Conversion Shares have been registered for resale under the Securities Act of 1933, but the Additional Shares are not registered. They are restricted securities and will bear a legend to that effect in accordance with applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 4, 2006

Modtech Holdings, Inc.

by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer